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                        AMENDMENT APPROVED JULY 17, 1996
                                     TO THE
                            SQUARE INDUSTRIES, INC.
                             1992 STOCK OPTION PLAN

      Paragraph 4 is hereby amended to read as follows:

      "4. Stock Reserved for Plan. Subject to adjustment as provided in paragraph 6 hereof, a total of 525,000 shares of the Common Stock, $.01 par value, of the Company ("Stock") shall be subject to the Plan (an increase of 100,000 shares from the initial 425,000 shares subject to the Plan). The shares subject to the Plan shall consist of unissued shares, and such number of shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any Option or SAR for any reason expire or be cancelled prior to its exercise or relinquishment in full, the shares theretofore subject to such Option or SAR may again be subjected to an Option or SAR under the Plan".